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         EXHIBIT 11.2 -- STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                   FEDERAL-MOGUL CORPORATION AND SUBSIDIARIES


                                                                  PRIMARY          FULLY DILUTED
                                                              ---------------     ---------------
             FOR THE SIX MONTHS ENDED JUNE 30,                1997      1996      1997      1996
------------------------------------------------------------  -----     -----     -----     -----
EARNINGS: (IN MILLIONS)
  Net earnings before extraordinary item....................  $42.4     $26.4     $42.4     $26.4
  Series C preferred dividend requirements..................   (1.2)     (1.3)       --        --
  Series D preferred dividend requirements..................   (3.1)     (3.1)       --      (3.1)
  Additional required ESOP contribution (1).................     --        --      (1.0)      (.9)
                                                              -----     -----     -----     -----
  Net earnings before extraordinary item, as adjusted.......   38.1      22.0      41.4      22.4
  Extraordinary item -- loss on early retirement of debt,       2.6        --       2.6        --
     net of applicable tax benefit..........................
                                                              -----     -----     -----     -----
  Net earnings available for common and equivalent shares...  $35.5     $22.0     $38.8     $22.4
                                                              =====     =====     =====     =====
WEIGHTED AVERAGE SHARES: (IN MILLIONS)
  Common shares outstanding.................................   35.1      35.1      35.1      35.1
  Dilutive stock options outstanding........................     .2        --        .3        --
  Conversion of Series C preferred stock (3)................     --        --       1.7       1.7
  Contingent issuance of common stock to satisfy the             --        --        --        .7
     redemption price guarantee (2)(4)......................
  Conversion of Series D preferred stock (3)................     --        --       4.4        --
                                                              -----     -----     -----     -----
  Common and equivalent shares outstanding..................   35.3      35.1      41.5      37.5
                                                              -----     -----     -----     -----
PER COMMON AND EQUIVALENT SHARE:
  Net earnings before extraordinary item....................  $1.08     $ .63     $ .99     $ .59
  Extraordinary item -- loss on early retirement of debt,      (.07)       --      (.06)       --
     net of applicable tax benefit..........................
                                                              -----     -----     -----     -----
  Net earnings..............................................  $1.01     $ .63     $ .93     $ .59
                                                              =====     =====     =====     =====
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(1) Amount represents the additional after-tax contribution that would be necessary to meet the ESOP debt service requirements under an assumed conversion of the Series C preferred stock.

(2) Calculations consider the June 30, 1997 common stock market price in accordance with the Emerging Issues Task Force Abstract No. 89-12.

(3) Amount represents the weighted average number of common shares issued assuming conversion of preferred stock outstanding.

(4) Amount represents the additional number of common shares that would be issued in order to satisfy the Series C preferred stock redemption price guarantee. This calculation considers only the number of preferred shares held by the ESOP that have been allocated to participants' accounts as of June 30 of the respective year.